-----------------------------------         --------------------------------
                   FORM 4                                OMB APPROVAL
 -----------------------------------         --------------------------------

 /X/ Check this box if no longer subject to       OMB Number:  3235-0287
 Section 16. Form 4 or Form 5 obligations         Expires: December 31, 2001
 may continue. See Instruction 1(b).              Estimated average burden
                                                  hours per response ... 0.5




                          UNITED STATES SECURITIES AND
                               EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  STATEMENT OF
                        CHANGES IN BENEFICIAL OWNERSHIP
                        Filed pursuant to Section 16(a)
                        of the Securities Exchange Act of
                                      1934,
                           Section 17(a) of the Public
                         Utility Holding Company Act of
                                     1935 or
                        Section 30(f) of the Investment
                               Company Act of 1940


--------------------------------------------------------------------------------


1. Name and Address of
    Reporting Person*

   Younker,  Robert    A.
--------------------------------
   (Last)   (First)  (Middle)


   23 Corporate Plaza, Suite 180
--------------------------------
            (Street)

   Newport Beach, Ca 92663
--------------------------------
   (City)    (State)    (Zip)


2. Issuer Name and Ticker or Trading Symbol

   B Y & C Management, Inc. (MDBU)


3. IRS Identification
   Number of Reporting
   Person, if an Entity
   (Voluntary)

4. Statement for Month/Year

    January 2002

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (check if applicable)

   (X) Director                     (X) 10% Owner
   (X) Officer(give title below)    ( ) Other (specify below)

     President
   -----------------------------

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person





           Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


 1. Title of    2. Transaction  3. Transaction   4. Securities Acquired  5. Amount of      6. Ownership    7. Nature of
    Security       Date            Code             (A) or Disposed of      Securities        Form:           Indirect
    (Instr. 3)                     (Instr. 8)       (D)                     Beneficially      Direct (D)      Beneficial
                                                    (Instr. 3, 4 and 5)     Owned at End      or Indirect     Ownership
                                                                            of Month          (I)             (Instr. 4)
                                                                                              (Instr. 4)
                  (Month/ Day/                                              (Instr. 3 and
                   Year)                                                     4)
                                   Code     V       Amount  (A)  Price
                                                            or
                                                            (D)
----------------------------------------------------------------------------------------------------------------------------
     Common      01/08/2002         S             4,000,000  D    $ .044118         0
     Stock
----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)


----------------------------------------------------------------------------------------------------------------------------
 1. Title of     2. Conversion or  3. Transaction Date  4. Transaction   5. Number of       6. Date Exercisable and
    Derivative      Exercise          (Month/Day/Year)     Code             Derivative         Expiration Date
    Security        Price of                               (Instr. 8)       Securities         (Month/Day/Year)
    (Instr. 3)      Derivative                                              Acquired (A)
                    Security                                                or Disposed of
                                                                            (D)
                                                                            (Instr. 3, 4,
                                                                            and 5)

                                                         -------------------------------------------------------------------
                                                           Code     V       (A)     (D)        Date         Expiration
                                                                                               Exercisable  Date
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

 7. Title and Amount of   8. Price of       9. Number of Derivative     10.  Ownership Form of      11.  Nature of
    Underlying               Derivative        Securities Beneficially       Derivative Security:        Indirect
    Securities               Security          Owned at End of Month         Direct (D) of               Beneficial
    (Instr. 3 and 4)         (Instr. 5)        (Instr. 4)                    Indirect (I)                Ownership
                                                                             (Instr. 4)                  (Instr. 4)
-------------------------
    Title   Amount or
            Number of
            Shares
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

Explaination of Responses:






     /s/ Robert Younker                                        02-11-02
   -----------------------------------------             ----------------------
       **Signiture of Reporting Person                           Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

   * if the form is filed by more than one reporting person, see Instruction 4(b)(v)
  ** Intentional misstatements or omissions of facts constitute Federal
     Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.